Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

Net Investment Income of $0.30 per common share
Declares 30th Consecutive Quarterly Distribution on common shares

Chicago, IL - May 8, 2020 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended March 31, 2020.
FINANCIAL HIGHLIGHTS

•	Net investment income of $3.97 million, or $0.30 per share.

•
Net asset value ("NAV") per share decreased to $9.71 at March 31, 2020 from $12.46 at December 31, 2019. The fair value mark on our portfolio declined by approximately 7.2% and one loan was placed on non-accrual during the quarter.

•	At March 31, 2020, 91% and 79% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.

•	As of March 31, 2020, 93% of our debt matures in 2024 and beyond and 44% of our outstanding debt is unsecured.

•
On May 4, 2020, OFS Capital's Board of Directors declared a distribution of $0.17 per share for the second quarter of 2020, payable on June 30, 2020, to stockholders of record as of June 23, 2020. Given the unprecedented uncertainty related to the COVID-19 situation, we intend to take a cautious approach to our distributions. We believe that this rate will enhance our liquidity so that we can continue to support our borrowers, strengthen our balance sheet and put us in a position to capitalize on potential opportunities.

We are actively monitoring our portfolio companies throughout this period of economic uncertainty including assessing portfolio companies' operational and liquidity outlook. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), which, among other things, provides eligible companies with up to $10 million in 100% SBA-guaranteed forgivable Paycheck Protection Program ("PPP") loans, was signed into law. As of today, over 25 of our portfolio companies have secured approximately $78 million in PPP loans from the SBA.
With respect to our portfolio, at March 31, 2020 and May 8, 2020, we had unfunded commitments of $4.4 million and $-0-, respectively.
At March 31, 2020, our asset coverage ratio was 162% and we remained in compliance with all applicable financial covenant thresholds under our outstanding debt and our minimum asset coverage requirements under the 1940 Act.
We believe that we have diverse sources of funding. As of today, we have approximately $47.2 million of cash and additional capacity on our revolving corporate credit line with Pacific Western Bank and senior loan facility with BNP Paribas, which are both subject to a borrowing base and other covenants. Our senior loan facility has no LIBOR floor and matures in 2024. We have approximately $153 million in unsecured bonds that mature in 2025 and beyond. In addition, we have approximately $134 million of SBA debentures, which we anticipate paying down as the loans within OFS SBIC I, LP repay.
"We believe that we have in-house capabilities to invest across the loan and structured credit markets, with more than $2.1 billion in assets under management. We expect to continue to utilize our full platform to manage our portfolio and to find attractive investment opportunities. Our Advisor's long standing investment platform has been in existence since 1994, is part of an asset management platform with over $30 billion of assets under management and has strong relationships with our bank partners", said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "Our Advisor continues to own 22% of the Company, which we believe aligns its interests with the Company's stockholders."

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At March 31, 2020
Total assets	$476.9
Investment portfolio, at fair value	$465.7
Net assets	$130.0
Net asset value per share	$9.71
Weighted average yield on performing debt investments (1)	10.11%
Weighted average yield on total debt investments (2)	9.51%
Weighted average yield on total investments (3)	9.03%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended March 31,
Operating Results	2020	2019
Total investment income	$12.9	$12.3
Net investment income	$4.0	$4.8
Net investment income per common share, basic and diluted	$0.30	$0.36
Net increase (decrease) in net assets resulting from operations	$(32.2)	$3.7

	Quarter Ended March 31,
Portfolio Activity	2020	2019
Number of new portfolio company investments	5	3
Investments in new portfolio companies	$39.8	$35.6
Investments in existing portfolio companies	$11.8	$12.7
Investments in structured finance notes	$12.0	$15.3
Number of portfolio companies and structured finance notes at end of period	77	51

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $465.7 million at March 31, 2020, which was equal to approximately 90% of amortized cost. As of March 31, 2020, the fair value of our debt investment portfolio totaled $401.5 million in 63 portfolio companies, of which 91% and 9% were senior secured loans and subordinated loans, respectively. As of March 31, 2020, we also held approximately $38.8 million in equity investments, at fair value, in 14 portfolio companies in which we also held debt investments, as well as eight portfolio companies in which we solely held an equity investment. As of March 31, 2020, our investment portfolio also included six investments in structured finance notes with a fair value of $25.3 million. We had unfunded commitments of $4.4 million to four portfolio companies at March 31, 2020. As of March 31, 2020, floating rate loans as a percentage of fair value comprised 88% of our debt investment portfolio, with the remaining 12% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Interest income increased by $0.6 million for the three months ended March 31, 2020, compared to the three months ended March 31, 2019, primarily due to a $2.0 million increase caused by an approximately $77 million increase in the average outstanding performing loan balance offset, in part, by a $1.4 million decrease resulting from a 136 basis point decrease in the recurring earned yield on our portfolio. We recognized fee income of $0.5 million for the three months ended March 31, 2020, primarily due to $0.1 million of prepayment fees and $0.4 million of syndication fees resulting from the $33.4 million in loan originations during the period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.

Expenses
Interest expense
Interest expense for the three months ended March 31, 2020 increased $1.5 million over the corresponding prior year period primarily due to the issuance of the $54.3 million of unsecured notes in October and November 2019 and borrowings under the BNP revolving credit facility.
Management fee
Management fee expense for the three months ended March 31, 2020 increased $0.2 million over the corresponding period due to an increase in our average total assets, resulting primarily from the deployment of the $54.3 million from the issuance of unsecured notes during October and November 2019 and the utilization of the BNP revolving credit facility.
Incentive fee
Incentive fee expense decreased $0.3 million, prior to the Part One incentive fees waiver of $0.4 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to a decrease in net investment income resulting from a decline in net interest margin, as well as one new investment on non-accrual status.
On May 4, 2020, our investment adviser agreed to irrevocably waive the receipt of Part One incentive fees (based on net investment income) of $0.4 million relating to net investment income, that it would otherwise be entitled to receive under the Investment Advisory Agreement for the three months ended March 31, 2020. As a result of the voluntary fee waiver, we incurred Part One incentive fee expense of $0.4 million for the three months ended March 31, 2020, which is equal to half the Part One incentive fees expense we would have incurred for the three months ended March 31, 2020.
Administration fee
Administration fee expense for the three months ended March 31, 2020 increased $0.1 million over the corresponding period primarily due to an increase in our allocable portion of OFS Services’s overhead.
Net Gain (Loss) on Investments
The fair value of the portfolio declined due to the net unrealized depreciation of $27.4 million in the first quarter primarily as a result of the adverse economic effects of the COVID-19 pandemic on market conditions and the overall economy as of March 31, 2020 and the related declines in quoted loan prices, increases in underlying market credit spreads and company-specific negative impacts on past and expected future operating performance. Additionally, we incurred realized losses of $9.1 million primarily due to the restructuring of our debt investment in Constellis Holdings, LLC, which was fully recognized as an unrealized loss as of December 31, 2019.
We recognized net losses of $18.7 million on senior secured debt during the three months ended March 31, 2020, primarily as a result of the net unrealized depreciation of $19.0 million on our senior secured debt. We also recognized a net realized loss of

$9.1 million, primarily due to a $9.1 million realized loss from the restructuring of our debt investment in Constellis Holdings, LLC, which had unrealized depreciation of $9.3 million as of December 31, 2019, and therefore positively impacted the current quarter net loss by $0.2 million.
We recognized net losses of $7.5 million on subordinated debt during the three months ended March 31, 2020, primarily as a result of unrealized depreciation of $7.2 million on Online Tech Stores, LLC, which was the only loan placed on non-accrual during the quarter. We also recognized net unrealized depreciation of $0.3 million for the three months ended March 31, 2020, primarily due to net negative impact of portfolio company-specific performance factors.
We recognized net losses of $1.2 million on preferred equity investments for the three months ended March 31, 2020, primarily as a result of unrealized appreciation of $0.8 million on TTG Healthcare, LLC Class B preferred shares, offset by unrealized depreciation of $2.0 million on Contract Datascan Series A units.
We recognized net losses of $0.3 million on common equity and warrant investments for the three months ended March 31, 2020, primarily as a result of unrealized appreciation of $5.2 million on Pfanstiehl Holdings, Inc., offset by unrealized depreciation of $5.5 million our remaining common equity and warrant investments as a result of negative portfolio company-specific performance factors.
We recognized unrealized depreciation of $8.2 million on Structured Finance Notes for the three months ended March 31, 2020, primarily as a result of the negative impact of assumptions that reflect more stress on the underlying portfolios due to widening credit spreads since our investment purchases.
LIQUIDITY AND CAPITAL RESOURCES
At March 31, 2020, we had $2.2 million in cash, which includes cash of $0.1 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of March 31, 2020, we had $59.8 million available for additional borrowings under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $102.1 million under our BNP revolving credit facility. Based on fair values and equity capital at March 31, 2020, we could access available lines of credit for $51.0 million and remain in compliance with 1940 Act asset coverage requirements. As of May 8, 2020, we had cash on hand of approximately $47.2 million. The cash build-up after quarter end was attributable to approximately $31.5 million in proceeds from the pay-off and sale of assets, which was greater than the aggregate fair value of these assets as of March 31, 2020 and approximated their cost. We also had additional net borrowings of approximately $15.0 million on our lines of credit subsequent to March 31, 2020.
RECENT DEVELOPMENTS
On March 11, 2020, the World Health Organization declared the novel coronavirus as a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to the COVID-19 pandemic. The outbreak of the COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. Such actions are creating disruption in global supply chains and adversely impacting a number of industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown which may be protracted. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risks with respect to the underlying value of the Company’s portfolio companies, the Company’s business, financial condition, results of operations and cash flows, such as the potential negative impact to financing arrangements, increased costs of operations, changes in law and/or regulation, and uncertainty regarding government and regulatory policy. Further, the operational and financial performance of the portfolio companies in which the Company makes investments have been, and may continue to be, significantly impacted by the COVID-19 pandemic, which in turn has, and may continue to have, an impact the valuation of the Company’s investments.
Accordingly, the Company cannot predict the extent to which its business, financial condition, results of operations and cash flows will be affected at this time. The potential impact to the Company’s results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by authorities and other entities to contain the coronavirus or treat its impact, all of which are beyond the Company’s control.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 8, 2020, at 1:00 PM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 18, 2020 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10143572.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2020, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $390,198 and $396,201, respectively)	$343,692	$372,535
Affiliate investments (amortized cost of $114,015 and $131,950, respectively)	114,819	135,679
Control investment (amortized cost of $10,609 and $10,520, respectively)	7,142	8,717
Total investments at fair value (amortized cost of $514,822 and $538,671, respectively)	465,653	516,931
Cash	2,170	13,447
Interest receivable	2,799	3,349
Receivable for investment sold	1,920	—
Prepaid expenses and other assets	4,311	4,461
Total assets	$476,853	$538,188

Liabilities
Revolving lines of credit	$58,050	$56,450
SBA debentures (net of deferred debt issuance costs of $1,661 and $1,904, respectively)	132,109	147,976
Unsecured notes (net of deferred debt issuance costs of $4,601 and $4,798 respectively)	148,249	148,052
Interest payable	2,193	3,505
Payable to adviser and affiliates	3,233	4,106
Payable for investments purchased	1,985	10,264
Accrued professional fees	746	621
Other liabilities	305	587
Total liabilities	346,870	371,561

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2020, and December 31, 2019, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,392,529 and 13,376,836 shares issued and outstanding as of March 31, 2020, and December 31, 2019, respectively	134	134
Paid-in capital in excess of par	187,387	187,305
Total distributable earnings (losses)	(57,538)	(20,812)
Total net assets	129,983	166,627

Total liabilities and net assets	$476,853	$538,188

Number of shares outstanding	13,392,529	13,376,836
Net asset value per share	$9.71	$12.46

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Investment income
Interest income:
Non-control/non-affiliate investments	$9,072	$8,642
Affiliate investments	2,394	2,333
Control investment	196	259
Total interest income	11,662	11,234
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	261	97
Affiliate investments	269	252
Control investment	85	27
Total payment-in-kind interest and dividend income	615	376
Dividend income:
Affiliate investments	100	173
Total dividend income	100	173
Fee income:
Non-control/non-affiliate investments	485	342
Affiliate investments	5	205
Control investment	3	15
Total fee income	493	562
Total investment income	12,870	12,345
Expenses
Interest expense	4,922	3,455
Management fee	2,019	1,843
Incentive fee	883	1,163
Professional fees	648	535
Administration fee	520	437
Other expenses	347	84
Total expenses before incentive fee waiver	9,339	7,517
Incentive fee waiver	(441)	—
Total expenses, net of incentive fee waiver	8,898	7,517
Net investment income	3,972	4,828

Net realized and unrealized gain (loss)
Net realized loss on non-control/non-affiliate investments	(8,973)	(804)
Loss on extinguishment of debt	(149)	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	(22,422)	658
Net unrealized depreciation on affiliate investments	(2,924)	(1,120)
Net unrealized appreciation (depreciation) on control investment	(1,664)	170

Net loss	(36,132)	(1,096)

Net increase (decrease) in net assets resulting from operations	$(32,160)	$3,732

Net investment income per common share – basic and diluted	$0.30	$0.36
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(2.41)	$0.28
Distributions declared per common share	$0.34	$0.34
Basic and diluted weighted average shares outstanding	13,377,008	13,357,464

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the Company's approach to distributions, including whether the current distribution rate will enhance liquidity to support the Company's borrowers, strengthen its balance sheet or enable the Company to capitalize on potential opportunities; the diversity of the Company's funding sources; management's belief that there are in-house capabilities to invest across the loan and structured credit markets; the expectation that OFS will continue to utilize its full platform to manage its portfolio and to find attractive investment opportunities, when there can be no assurance that such efforts will improve portfolio results or that any such investments will be identified and consummated; management's belief that its relationships with its lenders are strong; the belief that the Advisor's ownership of the Company's common stock aligns its interests with those of the Company's stockholders; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and on the availability of equity and debt capital and the Company's use of borrowed money to finance a portion of its investments; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training